SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          FLORIDA ROCK INDUSTRIES, INC.

             (Exact Name of Registrant as Specified in its Charter)


              Florida                                   59-0573002
----------------------------------------    -----------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


         155 East 21st Street
       Jacksonville, Florida                               32206
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(Address of Principal Executive Offices)                 (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                 Name of Each Exchange on Which
          to be so Registered                 Each Class is to be Registered
          -------------------                 ------------------------------
      Common Stock, $.10 Par Value                New York Stock Exchange


If this form relates to the  registration  of a class of securities  pursuant to
Section  12(b)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(c), check the following box.    [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), check the following box.    [__]


Securities Act Registration Statement file number to which this form relates:
  none   (if applicable)
--------

Securities to be registered pursuant to Section 12(g) of the Act:

                                       None
-------------------------------------------------------------------------------
                                 (Title of Class)





Item 1.  Description of Registrant's Securities to be Registered.

         Common Stock, $.10 Par Value

     The capital stock of FLORIDA ROCK INDUSTRIES, INC. (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's Common Stock with a par value of $.10 per share. Holders of Common Stock are entitled to one vote per share at all meetings of shareholders. Holders of common stock do not have cumulative voting rights for the election of directors or any other matters. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Company.

     Certain provisions of the Company's Restated Articles of Incorporation, as amended, were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Company's Board of Directors. These provisions provide: (1) that only the Board of Directors, the President or holders of 50% of all of the votes entitled to be cast on any issue have the power to call a Special Meeting of shareholders; (2) that the Company's shareholders are prohibited from taking action without a meeting; (3) for a classified Board consisting of three classes; (4) that directors may only be removed for "cause", which is defined for these purposes as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, non-acceptance of office or such director having been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the Company in a matter of substantial importance to the Company and such adjudication no longer being subject to direct appeal; (5) that nominations by shareholders may be made only by written notice; (6) that certain business transactions will require the affirmative vote of the holders of at least 75% of the shares entitled to vote; and (7) that at least 75% of the shares entitled to vote must approve certain amendments to the Restated Articles of Incorporation, as amended. While the foregoing provisions will not necessarily prevent takeover attempts, they may discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time.


Item 2.  Exhibits.  (Filed with the New York Stock Exchange only)

         1.   Annual report on Form 10-K for the year ended September 30, 1997.

         2.   Quarterly Report on Form 10-Q for the quarter ended December 31,
              1997.

         3.   Proxy Statement dated December 15, 1997.

         4.   (a)  Restated Articles of Incorporation, as amended.

              (b)  Bylaws, as amended.

         5.   Specimen Stock Certificate.

         6. Annual Report to Shareholders for the fiscal year ended September 30, 1997.



                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                FLORIDA ROCK INDUSTRIES, INC.



                                By: /s/ James J. Gilstrap
                                    -------------------------------------
                                    Name:   James J. Gilstrap
                                    Title:  Vice President, Treasurer and
                                            Chief Financial Officer.

                                Date:  February 17, 1998